EXHIBIT 99.5

CONSENT OF AMERICAN APPRAISAL ASSOCIATES, INC.

February 21, 2012

We hereby consent to the inclusion of our opinion letter, dated December 23, 2011, addressed to the Independent Committee of the Board of Directors of Parlux Fragrances, Inc. (“Parlux”) as Annex D to the joint proxy statement/prospectus relating to the proposed transaction involving Parlux and Perfumania Holdings, Inc. (“Perfumania”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Perfumania (the “Registration Statement”) and to all references to our firm and such opinion set forth therein in the sections entitled “Summary—Opinions of Financial Advisors”, “The Merger—Background of the Merger”, “The Merger-Parlux Board of Directors’ Recommendation” and “The Merger—Opinions of Financial Advisors to the Parlux Independent Committee”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission.

AMERICAN APPRAISAL ASSOCIATES, INC.

/s/ American Appraisal Associates, Inc.